EXHIBIT 21.1

SUBSIDIARIES OF XPONENTIAL, INC.

Subsidiary Name

State of Incorporation

Percentage Owned By Registrant

PawnMart, Inc.	Nevada	100%
Xponential Advisors, Inc.	Nevada	100%